Exhibit 99.1

USmart Mobile Device (“UMDI”) Announces Change in Name and Business Scope

May 28, 2015 -- HONG KONG – USmart Mobile Device today announced that it has changed its corporate name to Eagle Mountain (OTC:EMTC) to reflect its new business model to originate, develop and provide executive management for large-scale international projects with strategic partnerships primarily in the natural resource industries, including infrastructure development.

Dr. Ronald Cormick, CEO of Eagle Mountain Corporation, said, “Our management team is in the process of implementing a playbook designed to make EMTC a management company with extensive upstream, midstream, and downstream oil and gas assets.  In addition, we have been negotiating preliminary agreements to manage certain precious and base metals development projects and EPC (“Engineering, Procurement, and Construction”) projects directly related to resource development.”

Dr. Cormick brings almost fifty years of industry experience with a history as a strategic leader and creator of new ventures. Most recently, he has served as the President of Texas Shale Oil Inc. since 2013, where he is responsible for strategic planning and project management.

Dr. Cormick previously held numerous management and staff positions including Research Scientist and Manager in Exploration R&D in both oil & gas and mineral industries and President of an international oil company. Among the industry majors, he’s worked for Mobil, Exxon, ConocoPhillips, Noranda, ASARCO and AMAX.  Dr. Cormick holds a B.Sc. in Honors Geology from University British Columbia, (1965), a Masters in Geochemistry from Lehigh University (1968) and a Doctorate in Geochemistry from Penn State University (1972).

Safe Harbor Statement: Except for historical information contained herein, the statements in this news release are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.